                                                                                                                FOR IMMEDIATE RELEASE

Contact Information:

At the Company:                                                                                                                                                                                                                                                      EAS & Associates:

Gregory S. Skinner                                                                                                                                                                                                                                             Liz Saghi

Vice President Finance and CFO                                                                                                                                                                     (805) 687-2038

(650) 306-1650

LANDEC FOOD SUBSIDIARY APIO INC. ANNOUNCES

GAIN ON SALE OF LAND

MENLO PARK, CA - April 13, 2005 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications announced today that its food subsidiary, Apio, Inc., has sold farm land in the Santa Maria Valley area for $1.1 million.

The sale of land for $1.1 million resulted in a gain of approximately $700,000 which will be recorded in the Company’s fourth fiscal quarter ending May 29, 2005.  This land was acquired earlier in fiscal year 2005 when Apio foreclosed on a note receivable due to non payment that was secured by the land.

“This expected gain on the sale of land will help offset some of the adverse effects from severe produce shortages that Apio is now experiencing in our fourth fiscal quarter and the expected shortfall in revenues and gross profits from our agricultural seed subsidiary, Landec Ag,” stated Gary Steele, President and CEO of Landec.

“In Apio’s business, we have been encountering produce shortages throughout March and the first half of April due to near record heavy rains this winter,” continued Steele.  “The persistent heavy rains in the Western U.S. have resulted in severe produce shortages in some produce categories that are important to Apio’s product mix. These produce shortages have led to decreased sales in Apio’s export business and increased manufacturing and raw material costs in our value-added specialty packaging business. It may be difficult to achieve our stated goal of doubling net income compared to fiscal year 2004, even with this gain on the sale of land, and could result in the Company falling slightly short of its revenue goal of $200 million in fiscal year 2005.  We are hopeful that the supply situation will significantly improve during the next couple of weeks.”

About Apio Inc.

Since 1996, Apio Inc. has commercially marketed a complete line of fresh-cut vegetable products using Landec’s proprietary Intelimer® specialty packaging under the Eat Smart® Brand.  In 2003 the Company announced that it had entered into an exclusive packaging and marketing agreement with Dole Fresh Vegetables, Inc. for Apio to sell and distribute a line of fresh-cut produce under the Dole® Brand in the United States.

The Company’s proprietary packaging technology provides an optimal atmosphere within the package to extend shelf life and preserve the freshness of the produce and allows Apio to distribute its products without ice. The product line includes broccoli florets, broccoli slaw, broccoli and carrots, broccoli and cauliflower, cauliflower florets, vegetable medley and vegetable stir-fry in twelve-ounce, two-pound and three-pound packages.  In addition to fresh-cut bagged vegetables, Apio has a full line of fresh-cut vegetable trays packaged with Intelimer specialty packaging.

About Landec Corporation

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 30, 2004.  (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.)  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.